                   Fixed Overview Report: CSMC 07-1 Grp 5

Summary of Loans in Statistical Calculation Pool			Range
(As of 1/26/2007 )

Total Number of Loans		511
Total Outstanding Balance		$299,245,886
Average Loan Balance		$585,608	$ 168,379 to	$ 1,498,610
WA Mortgage Rate		6.623%	6.250% to	7.250%
WA Original Term (months)		360	360 to	360
WA Remaining Term (months)		357	340 to	360
WA Age (months)		3	0 to	20
WA LTV		70.04%	25.67% to	89.95%
WA CLTV		73.73%	25.67% to	100.00%
WA FICO		745	650 to	809
Balloon		2.90%
California North		19.29%
California South	(ZIP : 90000 - 93600)	29.20%
Size (% of pool)	Jumbo/Super-Jumbo	100.00%
	Conforming (Size=C)	0.00%
Secured by (% of pool)	1st Liens	100.00%
	2st Liens	0.00%

Top 10 States		Top 10 Prop		Doc Types		Purpose Codes		Occ Codes		IO Loans

CA	48.49%	SFR	74.06%	FL	35.47%	P	37.73%	P	94.47%	0	59.50%
FL	6.57%	PUD	18.59%	SS	8.61%	RT	31.11%	S	4.75%	120	39.31%
NY	5.66%	CO	4.88%	NIV	54.16%	CO	30.94%	I	0.79%	60	1.20%
NJ	4.44%	2-4F	1.42%	RE	0.90%	CP	0.22%
AZ	3.53%	TH	1.04%	LT	0.61%
CO	3.10%			ALT	0.25%
MD	2.84%
TX	2.71%
NV	2.49%
IL	2.32%

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this preliminary free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates until we have accepted your offer to purchase Certificates. We will not accept any offer by you to purchase Certificates, and you will not have any contractual commitment to purchase any of the Certificates until after you have received the free writing prospectus provided to you prior to the time you enter into a contract of sale. You may withdraw your offer to purchase Certificates at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

	Total Sched Bal	Loan Count	PCT	Avg Sched Bal	Min Coupon	Max Coupon	WAC	Net Rate	Cutoff RTerm	Cutoff Season	FICO	LTV

All	299,245,886.28	511	100.00	585,608.39	6.25	7.25	6.62	6.32	357	3	745	70

orig_balance
400000.01 =< ... < 500000.01	81,529,544.49	177	27.25	460,618.90	6.25	7.25	6.62	6.31	357	3	743	71
500000.01 =< ... < 600000.01	90,017,876.76	164	30.08	548,889.49	6.25	7.25	6.61	6.32	357	3	746	71
600000.01 =< ... < 700000.01	58,150,254.38	90	19.43	646,113.94	6.25	7.25	6.62	6.31	357	3	745	71
700000.01 =< ... < 800000.01	22,390,115.17	30	7.48	746,337.17	6.25	7.25	6.65	6.37	357	3	753	69
800000.01 =< ... < 900000.01	18,863,435.19	22	6.30	857,428.87	6.38	7.13	6.68	6.37	357	3	749	71
900000.01 =< ... < 1000000.01	14,638,335.45	16	4.89	914,895.97	6.25	7.25	6.69	6.36	357	3	741	66
1000000 =< ... < 1250000	8,073,965.14	8	2.70	1,009,245.64	6.25	7.25	6.62	6.37	356	4	742	60
>= 1250000.01	5,582,359.70	4	1.87	1,395,589.93	6.35	6.63	6.49	6.24	359	1	758	56

Sched_Balance
100000.01 =< ... < 200000.01	168,378.60	1	0.06	168,378.60	7.00	7.00	7.00	6.75	357	3	798	80
200000.01 =< ... < 300000.01	282,500.00	1	0.09	282,500.00	6.50	6.50	6.50	6.25	358	2	770	71
400000.01 =< ... < 500000.01	81,247,044.49	176	27.15	461,630.93	6.25	7.25	6.62	6.31	357	3	743	71
500000.01 =< ... < 600000.01	91,141,883.09	166	30.46	549,047.49	6.25	7.25	6.61	6.32	357	3	745	71
600000.01 =< ... < 700000.01	57,026,248.05	88	19.06	648,025.55	6.25	7.25	6.61	6.31	357	3	746	71
700000.01 =< ... < 800000.01	22,390,115.17	30	7.48	746,337.17	6.25	7.25	6.65	6.37	357	3	753	69
800000.01 =< ... < 900000.01	18,863,435.19	22	6.30	857,428.87	6.38	7.13	6.68	6.37	357	3	749	71
900000.01 =< ... < 999999.99	17,392,507.55	18	5.81	966,250.42	6.25	7.25	6.71	6.39	357	3	739	66
1000000 =< ... < 1250000	5,151,414.44	5	1.72	1,030,282.89	6.25	6.75	6.50	6.25	357	3	746	56
>= 1250000.01	5,582,359.70	4	1.87	1,395,589.93	6.35	6.63	6.49	6.24	359	1	758	56

state TOP 10
CA	145,095,161.08	251	48.49	578,068.37	6.25	7.25	6.57	6.28	357	3	750	69
Other	53,474,568.33	93	17.87	574,995.36	6.25	7.25	6.61	6.33	357	3	743	72
FL	19,647,080.64	31	6.57	633,776.79	6.38	7.25	6.83	6.52	356	4	733	68
NY	16,924,087.76	29	5.66	583,589.23	6.25	7.25	6.73	6.32	357	3	737	74
NJ	13,279,509.27	22	4.44	603,614.06	6.38	7.13	6.62	6.33	358	2	744	71
AZ	10,560,438.63	19	3.53	555,812.56	6.25	7.25	6.68	6.34	357	3	754	69
CO	9,278,167.31	15	3.10	618,544.49	6.25	7.13	6.61	6.31	357	3	761	72
MD	8,503,524.14	15	2.84	566,901.61	6.38	7.25	6.71	6.44	357	3	727	70
TX	8,112,614.65	12	2.71	676,051.22	6.25	7.25	6.65	6.36	357	3	736	77
NV	7,437,690.37	12	2.49	619,807.53	6.25	6.88	6.56	6.20	356	4	726	70
IL	6,933,044.10	12	2.32	577,753.68	6.50	7.25	6.79	6.53	357	3	747	67

Orig_LTV
0 =< ... < 50.01	27,487,656.73	43	9.19	639,247.83	6.25	7.25	6.61	6.36	357	3	753	42
50.01 =< ... < 60.01	30,786,341.52	50	10.29	615,726.83	6.25	7.25	6.60	6.33	357	3	742	56
60.01 =< ... < 70.01	64,956,326.48	109	21.71	595,929.60	6.25	7.25	6.59	6.31	357	3	752	66
70.01 =< ... < 80.01	175,566,598.38	308	58.67	570,021.42	6.25	7.25	6.64	6.32	357	3	742	78
80.01 =< ... < 90.01	448,963.17	1	0.15	448,963.17	6.63	6.63	6.63	6.38	358	2	724	90

Curr_Rate
6.25 =< ... < 6.5	81,449,118.50	138	27.22	590,211.00	6.25	6.38	6.32	6.07	357	3	753	70
6.5 =< ... < 6.75	94,538,600.93	164	31.59	576,454.88	6.50	6.68	6.56	6.26	357	3	749	69
6.75 =< ... < 7	96,353,412.42	163	32.20	591,125.23	6.75	6.88	6.80	6.48	357	3	739	71
7 =< ... < 7.25	18,866,383.10	33	6.30	571,708.58	7.00	7.13	7.05	6.70	356	4	730	75
7.25 =< ... < 7.5	8,038,371.33	13	2.69	618,336.26	7.25	7.25	7.25	6.89	356	4	740	68

Property_Type
2 Family	4,258,323.53	7	1.42	608,331.93	6.63	7.00	6.81	6.41	357	3	731	79

	Total Sched Bal	Loan Count	PCT	Avg Sched Bal	Min Coupon	Max Coupon	WAC	Net Rate	Cutoff RTerm	Cutoff Season	FICO	LTV

Condo	9,013,666.58	16	3.01	563,354.16	6.25	7.00	6.69	6.42	357	3	759	74
Condo – Low Rise <5 floors	3,916,909.51	7	1.31	559,558.50	6.38	6.75	6.56	6.15	356	4	752	73
Condo – Mid Rise 5-8 floors	1,677,407.24	3	0.56	559,135.75	6.88	7.25	7.06	6.56	357	3	730	76
Deminimus PUD	487,823.40	1	0.16	487,823.40	6.50	6.50	6.50	6.25	344	16	719	68
PUD	55,147,999.73	91	18.43	606,021.98	6.25	7.25	6.63	6.33	357	3	742	72
Single Family Detached	83,115,815.51	145	27.78	573,212.52	6.25	7.25	6.64	6.28	357	3	740	73
Single Family Residence	138,505,518.04	236	46.28	586,887.79	6.25	7.25	6.59	6.34	357	3	750	67
Townhouse	3,122,422.74	5	1.04	624,484.55	6.50	7.25	6.83	6.58	358	2	749	73

Purpose
Construction/Permanent	669,129.85	1	0.22	669,129.85	6.25	6.25	6.25	6.00	357	3	724	77
Purchase	112,909,701.68	190	37.73	594,261.59	6.25	7.25	6.61	6.30	357	3	747	75
Refinance - Cashout	92,576,028.75	160	30.94	578,600.18	6.25	7.25	6.68	6.38	357	3	742	66
Refinance – Rate Term	93,091,026.00	160	31.11	581,818.91	6.25	7.25	6.59	6.31	357	3	747	68

Occupancy
Investment	2,351,139.38	4	0.79	587,784.85	6.50	7.13	6.77	6.40	357	3	737	65
Primary	282,685,694.02	484	94.47	584,061.35	6.25	7.25	6.62	6.32	357	3	745	70
Secondary	14,209,052.88	23	4.75	617,784.91	6.25	7.25	6.70	6.39	356	4	748	66

Orig_Term
360 =< ... < 372	299,245,886.28	511	100.00	585,608.39	6.25	7.25	6.62	6.32	357	3	745	70

Doc_Type
ALT	744,292.51	1	0.25	744,292.51	6.38	6.38	6.38	6.13	352	8	766	63
Full	106,140,345.98	184	35.47	576,849.71	6.25	7.25	6.58	6.29	357	3	747	70
Lite Doc	1,836,063.79	3	0.61	612,021.26	6.63	7.13	6.91	6.66	357	3	723	65
No Income Verification	162,070,584.46	277	54.16	585,092.36	6.25	7.25	6.64	6.33	357	3	745	70
Reduced (partial)	2,701,644.56	5	0.90	540,328.91	6.50	6.88	6.74	6.49	357	3	746	77
Stated / Stated	25,752,954.98	41	8.61	628,120.85	6.25	7.25	6.69	6.42	357	3	745	72

Fico
650 =< ... < 700	40,192,083.74	68	13.43	591,060.06	6.25	7.25	6.69	6.37	357	3	686	70
700 =< ... < 750	104,656,378.20	182	34.97	575,035.05	6.25	7.25	6.66	6.35	357	3	724	71
750 =< ... < 800	143,174,310.05	242	47.85	591,629.38	6.25	7.25	6.58	6.29	357	3	773	69
800 =< ... < 850	11,223,114.29	19	3.75	590,690.23	6.25	7.13	6.61	6.30	357	3	803	68

interest_only_period
0	178,037,926.12	305	59.50	583,730.91	6.25	7.25	6.61	6.33	357	3	747	70
120	117,627,360.16	200	39.31	588,136.80	6.25	7.25	6.63	6.32	357	3	742	71
60	3,580,600.00	6	1.20	596,766.67	6.25	7.25	6.92	6.46	354	6	769	69